Exhibit 99.1

news release

Contact Information:

Scott	Sullinger

Chief Financial Officer

(408)	486-3879

NEOMAGIC® CORPORATION ANNOUNCES FINANCING

Santa Clara, Calif. – December 14, 2005 – NeoMagic Corporation (Nasdaq: NMGC), today announced a $9.0 million private placement pursuant to which it will issue 1.5 million shares of common stock and warrants to purchase 750,000 shares of common stock at an exercise price of $9.00 per share. The five-year warrants will not be exercisable for the first six months and will include anti-dilution provisions that would have the effect of lowering the applicable exercise price if the Company issues equity at prices below the exercise price. The financing is expected to close on December 16, 2005.

NeoMagic intends to use the net proceeds from these financing transactions for working capital and general corporate purposes.

The securities to be sold will not be registered under the Securities Act of 1933 at the time of sale. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. NeoMagic has agreed to file registration statements covering resales of these securities by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About NeoMagic

NeoMagic Corporation delivers mobile solutions that enable new and exciting multimedia features for handheld devices. These solutions are delivered with the best combination of low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a digital mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards including ISDB-T, DMB, and DVB-H. For its complete system solutions, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of 22 patents that cover NeoMagic’s proprietary array processing technology and embedded DRAM technology. Headquartered in Santa Clara, California, NeoMagic has research and development centers in Israel and India. Information on the Company may be found on the World Wide Web at www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company’s intended use of net proceeds. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company’s products, customer’s plans to develop smart phones and feature phones, the acceptance of advanced multimedia services such as H.264 television on mobile phones, and the Company’s ability to execute product and technology development plans on schedule. There is not certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or customers may fail to achieve their expected sales objectives due to competitive or other reasons. Additional risks that could affect the Company’s future operating results are more fully described in the

Company’s most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.